Corrected Transcript

14-May-2026

WidePoint Corp. (WYY)

Q1 2026 Earnings Call

CORPORATE PARTICIPANTS

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Jason Holloway
President-WidePoint Global & Chief Revenue Officer, WidePoint Corp.

Robert J. George
Chief Financial Officer, WidePoint Corp.

OTHER PARTICIPANTS

Scott Buck
Analyst, Titan Partners

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Casey C. Ryan
Analyst, AmerX

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for holding and please remain on the line. The WidePoint Conference Call will begin shortly. Thank you for your patience. Good afternoon. Welcome to WidePoint's First Quarter 2026 Earnings Conference Call. My name is Holly and I will be your operator for today's call.

Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, Operator and good afternoon, everyone. Thank you for joining us today to review our financial and operational results for the first quarter ended March 31, 2026. Given we recently held our full year earnings call today's discussion will be brief. We are pleased to announce the strong momentum we experienced exiting 2025. For the first quarter of 2026, we achieved revenue of $40.6 million, adjusted EBITDA of $752,000, and free cash flow of $674,000. Additionally, we are pleased to report positive EPS for the first quarter. These results will serve as a strong foundation as we move through the rest of the year. As we look ahead, our outlook for 2026 is largely driven by two key factors, with the CWMS 3.0 contract being top of mind. A few weeks ago, Congress ended a record long shutdown of DHS by approving funding for the majority of agencies under DHS. While this funding excluded CBP and ICE, the broader funding and opening of DHS ends a prolonged period of uncertainty for DHS. We view this encouraging development as a major tailwind for the pending CWMS 3.0 award and a catalyst to propel WidePoint forward. We continue to believe that we are in the best position to capture the CWMS 3.0 award. The depths of our services, certifications and qualifications is uniquely aligned with DHS' need and cannot be matched by our competitors. The remaining variable now is the timing of the award, with the majority of DHS now fully funded, we believe the CWMS 3.0 award could be announced at any time. That said, DHS may choose to wait until CBP and ICE are funded before making an unofficial award announcement. In early May, The Senate Judiciary Committee and Senate Homeland Security Committee unveiled an approximate $72 billion budget reconciliation bill to fund both ICE and CBP through 2029. The progress to officially fund all agencies under DHS is encouraging for the CWMS 3.0 timeline and is something we will monitor closely. With that said, we are continuing to receive and process task order awards with many extending into Q1 2027 and some even into Q2. We are also happy to report that just last week we received a contract modification that extends the ordering period of the CWMS 2.0 to June 24, 2026. We are particularly encouraged that it was only extended for one month, which leads us to believe that an update from DHS will be provided by the new contract end date. We remain eager to hear from DHS. We believe that even if an award is announced before June 24 and an additional extension under the CWMS 2.0 contract may still be needed, as DHS may need to account for a protest period after the official CWMS 3.0 award announcement. Currently, there is $100 million in ceiling remaining under the CWMS 2.0 contract, which should be more than sufficient to fund the contract extensions if necessary. That said, we believe that we are beyond the biggest hurdle for the CWMS 3.0 award. We will continue to monitor the situation closely and we hope to hear the official award within the next few weeks. We will provide any updates as they become available.

The second factor that will shape the outlook for the remainder of 2026 is the implementation process under the carrier contract with one of the big three US carriers. We continue to remain on track to complete the initial implementation and begin recognizing revenue under this contract in the second half of 2026. As stated in the last quarter's earnings call, a key driver is the carrier's current platform will no longer be viable at the end of Q2 2026 and without WidePoint's ITMS platform in place, the carrier will be forced to operate without a compliant system. We believe this is a strong indicator of urgency, which we view as a strong tailwind for the second half of the year and into 2027.

Beginning to recognize the SaaS revenue over the next three years under this contract will be critical for WidePoint's future margin profile trajectory. As a reminder, there will be a ramp-up period as a number of managed devices scales. Though by the end of 2026, we expect our ITMS platform to be managing approximately one-third of all of the devices currently covered under the contract. As our future outlook remains influenced by these two contracts, we will be holding off providing concrete full year guidance until these two factors are officially addressed. While our confidence remains high and both contracts continued to benefit from strong momentum and urgency, we want to ensure that any guidance we provide is not premature or artificially conservative. Our goal is to provide guidance grounded in clarity and visibility to ensure a more accurate and transparent view into our 2026 trajectory and expectations are provided to the shareholders. We do believe that

WidePoint is well-positioned to achieve double-digit percentage growth from 2025 results and continued to maintain positive adjusted EBITDA and free cash flow throughout 2026.

While CWMS 3.0 and carrier contract will remain our foundation, we want to reiterate the robust nature of the DaaS pipeline we hold. We believe that landing one of these Fortune 100 commercial opportunities could materially impact our growth trajectory as well. These conversations are still ongoing, and we hope to provide more concrete developments later this year. Much of the work and strategic investments WidePoint has made over these past several years are now beginning to come together and bear fruit. We remain highly confident and optimistic about the breadth of opportunities developing in our pipeline and look forward to sharing additional details as these initiatives continued to materialize.

I will now hand the call over to Jason, who will provide additional insight into our sales and marketing initiatives. Jason?

Jason Holloway

President-WidePoint Global & Chief Revenue Officer, WidePoint Corp.

Thanks, Jin, and good afternoon, everyone. As Jin outlined, progress within the carrier contract is an important initiative. I am happy to report that we are progressing through the functionality testing, which is a fundamental driver that gives us confidence we will complete the implementation and begin delivering services on schedule, which is slated for the second half of the year. Another encouraging development under the contract is that the carrier has requested to add additional functionality. This speaks to the excellent service and how the carrier has been pleased so far through the process. Importantly, this additional request does not change our overall timeline. We plan to go live in the second half of 2026 following completion of the initial implementation and functionality testing and simultaneously begin testing the new functionality requested by the carrier. A new development this past quarter was securing the managed services with a Leading National Beverage Bottler. As part of this engagement, the bottler has authorized and granted WidePoint's VP of Procurement & Vendor Management exclusive access to its procurement and inventory systems. This was traditionally a responsibility within the National Bottlers' internal IT leadership team and now our own WidePoint personnel will directly oversee and enhance procurement operations, improved cycle efficiency and enable more consistent data-driven decision-making across the Bottler supply chain. This new development now makes WidePoint the exclusive provider for the National Bottler to create new opportunity for cost, discipline, and operational improvement. Last quarter, we noted that we were actively working with select clients to transition towards an as-a-service model. WidePoint offers both IT as a Service and Device as a Service. Let me provide clarification regarding the differences between the two and why offering both is a very powerful option for the commercial sector.

IT as a Service is an operating model where IT delivers pooled capabilities as on-demand outcome-focused services to the business, usually with consumption-based pricing and service catalogs. This pooled capabilities includes infrastructure, platforms, apps, security, and support. Device as a Service is a subscription-based offering for end user hardware and the lifecycle services, including procurement, imaging, maintenance, support and disposal billed per device per user. The key difference in IT as a Service is an overall service delivery model for IT capabilities and Device as a Service is a specific subscription of providing and managing physical devices that can be one component within a IT as a Service program. In addition to working with CDW, our ITMS group, which typically focuses on IT as a Service, has also been working with select commercial customers to add Device as a Service as well. This highlights our ability to successfully collaborate with large enterprises and reinforces a growing IT as a Service and Device as a Service pipeline that consists of commercial opportunities with Fortune 100 companies.

Our Device as a Service progress is still ongoing and interest from target customers continues to remain high. On to MobileAnchor, we continue to make progress with our drive prudentials on the mobile devices. As we previously reported, MobileAnchor is being deployed under a number of agencies, including the FAA, DOJ and HUD OIG. Conversation is ongoing with the Department of Energy and the Department of Treasury as well. HUD OIG entered its second year and FAA is progressing with the rest in early or pilot stages. We are encouraged with the traction MobileAnchor is seeing amongst different agencies and remain optimistic in the product's long-term potential.

With that, I will now turn the call over to Bob to discuss our financial results. Bob?

Robert J. George

Chief Financial Officer, WidePoint Corp.

Thanks, Jason, and thanks to everybody for joining us today. I'm pleased to share the details of our financial results for the first quarter ended March 31, of 2026. Total revenue for the quarter was $40.6 million, an increase of $7.1 million or 21% from the $33.5 million reported for the same period last year. Now I'll provide a further breakdown of our revenues. Our care services revenue for the quarter was $25.8 million, an increase of $3.4 million compared to the same period last year. The increase was primarily as a result of a growth in the number of phone lines under management, in particular the Customs and Border Protection task order received in late 2025 for an additional 30,000 lines of service. Our managed services fees for the quarter were $9.3 million, an increase of $800,000 from the same period last year. The increase was primarily due to the additional task order with Customs and Border Protection, which I just mentioned. Billable services fees for the quarter were $1.3 million compared to $1.8 million in the same period last year. Billable service fees were adversely impacted by the partial shutdown of DHS beginning in February of 2026, which resulted in reduced billable activity on certain contracts. With the majority of DHS fully funded and progress being made towards funding ICE and CBP, we expect billable levels to normalize as contract activity resumes.

Reselling in other services in the first quarter increased by $3.4 million to $4.2 million, compared to $800,000 in the same period last year. The increase was primarily related to the absence of the out-of-period adjustment recorded in the first quarter of 2025, which reduced revenues by approximately $2.7 million, as well as the continued normalization of over the period revenue recognition for reselling and SaaS type contracts. Gross profit for the quarter increased by $800,000 to $5.6 million or 14% of revenues, compared to $4.8 million or 14% of revenues in the same period in 2025. The more significant metric of gross profit percentage, excluding carrier services, was 34%, compared to 37% in the same period last year. The lower comparative gross profit percentage is a result of higher reselling revenues, which are lower margin in 2026 compared to the same period in 2025. Our gross profit percentage will vary from period-to-period based on our revenue mix. Sales and marketing expenses for the first quarter were $600,000 or 1% of revenues, which is consistent with the same period of last year. We expect to see further dollar increases here as we continue to invest in sales and marketing efforts, though we expect sales and marketing to be lower as a percentage of revenues in the future.

General and administrative expenses in the first quarter were $4.8 million or 12% of revenues, compared to $4.7 million or 14% of revenues in the same period last year. The slight increase was primarily due to higher share-based compensation expense, which was partially offset by approximately $500,000 of internal IT labor costs that were deferred in connection with the implementation activities under the carrier SaaS contract. Excluding the impact of the deferred implementation costs, operating expenses would have increased more significantly period-over-period. Upon go-live along with deferred revenue, the deferred costs will be amortized to revenue and cost of sales over the contract terms. To the extent internal IT personnel will continue to perform billable customer work after go-live, related labor costs are expected to be classified as direct cost rather than general administrative

expenses. We expect general and administrative expenses to increase as our business grows, but will remain constant or lower as a percentage of revenues.

In the first quarter, depreciation and amortization expense was consistent period-over-period at $228,000 compared to $224,000. Adjusted EBITDA, a non-GAAP measure for the quarter was $752,000 compared to $92,000 in the same period last year. Free cash flow for the quarter, which we define as adjusted EBITDA minus capital investments, increased to $674,000 compared to $65,000 in the same period last year. We believe in the sequential comparisons EBITDA and free cash flow provides a clearer view of this quarter's growth and a clearer view of our momentum. On a sequential basis, both adjusted EBITDA and free cash flow improved meaningfully from the fourth quarter. Adjusted EBITDA increased 64% and free cash flow increased to 101%, highlighting the momentum we carried into 2026. The first quarter also marked our first net income positive quarter since 2021. Net income was $77,000 or EPS of $0.01 per share compared to a net loss of $724,000 or a loss of $0.08 per share in the same period last year. While we are pleased with this progress, it is important to note the continued EPS is not yet a straight line trajectory. In the near-term, our ability to remain EPS positive will depend in part on securing additional paid implementation scope related to our major carriers SaaS contract, the timing of its go-live and the level of initial activity once the contract is live. That said, we believe the business is well-positioned to achieve this objective over time.

Winning the CWMS 3.0 contract, scaling the number of devices management under the carrier contract, and securing our DaaS opportunities are all expected to meaningfully improve our margin profile and bottom line results. We believe it's a matter of when, not if, we achieve a sustainable, positive EPS outlook. Through the overall our contract backlog totaled $280 million as of March 31, 2026. And moving to the balance sheet, we ended the quarter with $10.9 million on unrestricted cash. We also have a revolving line of credit facility which we're in the process of renewing that provides us with $4 million in potential borrowing capacity, though we do not anticipate having to rely on this facility. We also maintain an at-the-market or ATM stock offering facility, which provides flexibility to sell shares under the open market and at prevailing market prices. At this time, however, we do not expect to utilize the facility at our current stock price. This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call.

With that, I will now hand the call back over to Jin. Jin?

Jin H. Kang

President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, Bob and Jason. We believe we are approaching several important inflection points across our opportunities led by the pending CWMS 3.0 award. We stand ready to support DHS as needed and remain optimistic as we await the formal award announcement. The carrier contract also remains on track, and we look forward to ramping work under the contract throughout the second half of 2026. DaaS continue to remain a real opportunity, and we believe it has the potential to materially improve our profitability. Overall, we are excited about the development ahead and remain focused on executing the opportunities in our pipeline.

This concludes our prepared remarks. We will now take questions from our analysts and major shareholders. Operator will you please open the call for questions?

QUESTION AND ANSWER SECTION

Operator: Certainly. At this time, we will be conducting a question-and-answer session. [Operator Instructions] Your first question for today is from Scott Buck with Titan Partners.

Scott Buck
Analyst, Titan Partners
Q

Hi. Good afternoon, guys. Thanks for taking my questions.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Good afternoon, Scott. Good to hear from you.

Scott Buck
Analyst, Titan Partners
Q

Yeah, absolutely. I guess first question is on the DaaS pipeline. It feels like the sales cycle there has been, I don't know, maybe slower than I expected and maybe slower than you expected as well. What seems to be kind of a, I don't know if it's pushback or what is the feedback you're getting from potential customers there?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yeah. So, so our DaaS opportunities is through our partnership with CDW. And we are at the sort of the mercy of the customers that want to implement these things. And I believe that we continue to view the DaaS opportunity as a meaningful strategic initiative for the company. But the timing and the structure of the opportunities are still evolving. And it's starting to push to the – and it's continuing to push to the right. But we are actively engaged with CDW and our potential customers and we believe that the market demand to secure many of these, you know, manage, you know, mobility devices and solutions continue to grow. And so there's a lot of interest, but we have been a little bit at the mercy of our, you know, partner and, you know, these large behemoths. And we thought that the federal government customers were slow and, you know, and bureaucratic and slow to act. But I think that they're being very careful. They want to consider all the opportunities but these opportunities are real and we should have some significant, you know, news, you know, coming up in the second half. And as you know, we made some significant investment in our strategy to move to this as-a-service model. And including this, the major logistics space that we procured in near to our Columbus offices. And, you know, we see some significant greenfields and opportunities ahead.

Scott Buck
Analyst, Titan Partners
Q

Okay, perfect. So it's – you're just at the mercy of their schedules. Perfect.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yeah.

Scott Buck
Analyst, Titan Partners

Q

And then, if you were to get one of these larger, you know, Fortune 100 deals across the finish line, what is the deployment schedule look like? I mean, how quickly could we start to see an impact on the P&L?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah, our systems are ready to go and our ITMS Intelligent Technology Management System is the FedRAMP-authorized system, which means all of the, you know, the security requirements for federal government. And these are the same sort of requirements that are, you know, Fortune 100 companies have in terms of cybersecurity requirements. So we're ready to go and we're you know, we're – we'll be ready on day one. It's a matter of, you know, all of the logistics that's required for actually acquiring the devices. And that will be, you know, our partner CDW, which will, you know, relieve us the responsibility of, you know, footing the bill for such a large, you know, capital investment. And that's why we're a team with CDW because this is the business that they're in. And so, we will be ready on day one in terms of our facilities and our capabilities to process. But it's a matter of, you know, you know, the logistics of rolling these devices out, you know, in the hundreds of thousands of devices to, you know, various locations, you know, around the globe. So we, you know, we should be able to implement pretty quickly, I would say, within the 30 days of signing the contract. But the ramp-up will be, you know, measured and it's a matter of how fast we can, you know, get the devices and get them rolled out.

Scott Buck
Analyst, Titan Partners

Q

Okay. Perfect. That's helpful. And then one last one for me. I'm curious if you can kind of walk us through what the mechanics look like of moving from CWMS 2.0 to CWMS 3.0. Is there a potential, I don't know, hiccup, in the way you guys get paid or how would that work, assuming you are the full award winner?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Sure. And in terms of the move from CWMS 2.0 to CWMS 3.0, it should be fairly seamless. And the reason for that is because we have task orders that go out until, you know, April of next year. And so yeah, and the way the federal government like to do businesses is that they like to run these contracts in parallel. So as all task orders expire under the old contract, they will issue new task orders on the new contract. And that's for the first $150 million run rate, the annual run rate for the existing work. For the new $150 million that at which they increased the ceiling on, they will issue task orders underneath it. And presumably, those things could come in in the second half even before the old task orders expire, because these are a new scope of work that they're looking to put under the CWMS 3.0. So in terms of invoicing and, you know, the contract requirements and or operations will largely be unchanged as opposed to, you know, our competitors who would have to go in and do all of the implementation and configuration and, and so that's why that's another reason why we feel like we have the inside track when it comes to the CWMS 3.0, because it would mean, you know, rip and replace all of the things that we have implemented over the last 20 years. And so that would be, you know, a fairly painful and involved process for DHS. And so, we feel pretty good about our chances.

Scott Buck
Analyst, Titan Partners

Q

Okay, perfect. So it sounds like it's kind of feathered in. So from our standpoint and in the investor community, we likely wouldn't recognize any kind of change at all. Great.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Sure.

Scott Buck
Analyst, Titan Partners

Q

If I can squeeze one more in, Jin.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Sure.

Scott Buck
Analyst, Titan Partners

Q

The backlog, how do we think about the cadence of that? I mean, the $280 million, what is expected to be monetized over the next 12 months versus 2024 versus, you know, some longer period?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. So that the contract backlog is all of the task orders that we have with, you know, DHS and also some of our other customers, some of the larger ones. And you know, our Device as a Service and also on the commercial side. And we should look at a large portion of that 200 or so plus, you know, contract backlog, a lot of it is DHS. And so, as we execute on the contracts over the next 12 months, we should work off, you know, I would say maybe 75% and 80% of that. But as we continue to work off those contracts, as I said earlier, there should be new task orders that are left to fill that trough back up as we continue to execute on it. So I would say most of it, we could work off in 12 months to 18 months, maybe 24 months, but we should...

Scott Buck
Analyst, Titan Partners

Q

Okay. Sure. Perfect.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

...fill that back up. Yeah.

Scott Buck
Analyst, Titan Partners

Q

Perfect. Well, I appreciate the time, guys. Nice quarter.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Scott. Great talking with you.

Operator: Your next question is from Barry Sine with Litchfield Hills Research.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Good afternoon, Barry.

Barry M. Sine
Analyst, Litchfield Hills Research LLC
Q

Hello. Hey, good evening, gentlemen. A couple of questions, if you don't mind. First of all, on CWMS, you already touched on this in the prepared remarks. Obviously, the Department of Homeland Security is only partially funded. And it sounds like you don't think that's going to be an impact, but I guess I would note that the president has asked that they get the reconciliation bill to his desk by June 1, and you've been extended to June 24. So could you handicap the odds that we see it before the reconciliation bill, or do you think it'll have to be after the reconciliation bill?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yeah, you're going to have to go to that website. I think there's a gambling center in Vegas or something like that. But in terms of, you know, it's hard to say, but I agree with you. You know, President Trump did say he wants to fully funded the reconciliation bill, you know, in January – June 1, right? And so, you know, based upon that, I think it's very likely that, you know, the DHS will make an award, you know, maybe even prior to June 1. The bill that was passed recently funds all of DHS, including all of the administrative offices and every other component except for ICE and CBP. And, you know, I think that they can move forward without the funding for ICE and CBP. And essentially, what that would mean is if, you know, ICE and CBP will not be able to issue task orders underneath it. But I can tell you that, you know, ICE and CBP for now, they have task orders that go out until next year.

And so as this process work its way through, the budget process works its way through, yeah, I don't think that there's a hurry to get this thing in place, but there are, you know, DHS components that do have task orders that are expiring. And so, you know, June 1 is good a day as any. And they did only extend until the 24th of June. And what that tells us is, is that they believe that the award is going to be, you know, before the 24th of June. So it could happen, you know, at any time now, as we said before.

Barry M. Sine
Analyst, Litchfield Hills Research LLC
Q

Okay. And then switching gears on the big carrier SaaS contract, I want to ask about it from two perspectives. First of all, I want to understand how the revenue ramps up. You said something very interesting in the release, that the current system becomes non-viable. I guess it turns into a pumpkin on July 1. They can't use it anymore. However, you're not going to go get the full revenue impact starting when it goes live, that'll have to ramp-up. My guess that what's going to happen is as you deploy new handsets onto your system, you'll get revenue for those and that's why the ramp-up and you'll have to wait until the base is fully on your system to get the full revenue benefit. Is that fair?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

That's a fair statement and but the data is the important part of it. All of the IMEI numbers or serial number or phone number, or user number and all of those kinds of things are the important pieces. And we are prepared on day one, once the go-live date is reached, to bring all of that information into our system and also process any new devices that they bring online within our system and go through the whole order entry process and inventory

process. So the way we look at the implementation is that our systems will be ready to go. It will be dependent upon the carrier to give us the data so that they can go live. But our – I think that their plan currently is to go in tranches, to go live with one set of data, the next set of data, and a next set of data. And that's why, you know, in Bob's prepared remarks, he said, we're looking at potentially at the end of Q2 that we will have roughly, you know, a 30% of that, the number of units under management and at the end of as we exit 2026.

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

Yeah, yeah. 2026.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yes. And so I think that, you know, we're sort of handicapping that a little bit because, you know, we've been working with the carriers and the schedule has been such that the data has been coming in dribs and drabs for us to test. And so – but they are running out of time. And in terms of the FedRAMP-authorized system to process, all of their information. So I think that there's going to be a big push as we head into, you know, the second half of this year.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

And in terms of the revenue from this contract, correct me if I'm wrong, but I recall that you said that over three years, you expected to be about $40 million. And you just said, I think by the end of 2026, about 30% of the units.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So 30% of what whatever full year run rate revenue, I guess would be...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

...coming would be coming online. I don't know what a – once it's fully online, what annual revenue would be. And then that $40 million, you've said that they've added some enhancements. Are you changing that $40 million? Are you going to charge them a little more now that you're adding enhancements?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Excellent question. So I'll start, you know, and then have Bob weigh in here. So the contract that we announced was a $40 million to $45 million over the five-year period. So we're probably looking at a $10 million run rate per year. And so, I think that as we exit 2026, we may be on a sort of an annual run rate of $10 million. In terms of

they're adding additional requirements, we do have a size of the – it's in the ballpark of something there, approximately $2 million worth of additional revenue for implementation. And that will be for, you know, any type of enhancements and modifications that will happen in 2026. And I think the revenue recognition Bob, you want to go through that – the implementation piece of it?

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

Sure, yeah. Hey, Barry. The – because this is a part of the larger contract, we have to combine it with larger contracts. So what we're getting paid now for the implementation is being deferred as deferred revenue and then the cost to implement are being deferred as costs to the extent that they can be recovered. And so, we would expect to get another $1.9 million, $2 million, something like that to continue that enhancement of process. It's not exactly clear when we would turn into the straight billable revenue versus the deferral and the amortization methodology. But for now, that's what we're doing. We're deferring the costs of the revenue and we'd recognize that over the contract period.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. So the short answer is, is that it goes from, you know, $40 million to $45 million versus it goes from $40 million to $47 million. So there would be additional revenues that we will get. But when and how it will be recognized, it's still be indicated here.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So Jin, a minute ago you said something that I didn't understand.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

On the one hand, you've said only 30% of units will be live approximately by the end of the year...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Correct.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

...but that – by the end of the year, you'll be on your full $10 million a year revenue...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Right.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

...recognition. If you only have 30% of the units, why wouldn't you only be on 30% of the revenue recognition?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

That's, I think I misspoke there. In terms of run rate, we'll be at $10 million run rate on annual run rate.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

But $10 million, five-year, $45 million, $47 million over five years. And once you ramp is about $10 million. So I would think it would be a lot less if you only had 30% of the units online by the end of the year, no?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Again, I think I misspoke in that. I believe that we will be, you know, fully ramped by the end of 2026.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So not 30%. Fully ramped?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Correct. Yeah.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

That clarifies that. And then on carrier SaaS opportunities, I assume, you know, you guys are not sleeping, that you're working very hard. There's three – big three carriers out there and you won one of them. Obviously, you're not going to name them, but could you talk about each of the other two and what your process is to win the other two carriers?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. And as I said, you know, our recent FedRAMP-authorized our approach that it has been, you know, and an important enabler in opening these opportunities for us. And, you know, as it strengthens our credibility and position us to meet the security and compliance requirements for these large enterprises that are doing business with the federal government, right? And so, you know, we are pursuing the two other major carriers as well as, you know, other international carriers and we're going to do that. And we're optimistic about the, you know, the potential to expand into this relationship over time here, and we're going to pursue that very diligently. And we've already started it and we're going to continue to do that until we close on all of these carriers.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

So that's a little vague. You're pursuing diligently. I mean, have they returned your phone calls? Have you made a presentation on one on both? I mean, could you give us a little more detail? Where are we on the process?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

I can tell you that we are having some initial discussions. And so that's kind of, you know, all the information that we have at this point.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay. So they have returned your phone calls and you have talked to them, for both of the other of the other two?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yes.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Any – switching gears, any other long major contracts in longer term? In the past we've talked about the Olympics, which is 2028. We've talked about the census. I'm not sure who's doing the upcoming FIFA tournament that would seem like an opportunity. Could you talk about those and any other and obviously the Fortune 100 DaaS, you know, I would consider those to be whales. Anything else out there that are major opportunities that you're working?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. You talked about censes and you talked about the LA 2028. Those are the two big ones that we are pursuing, you know, at this time where, you know, we haven't really thought about, you know, FIFA. Certainly, it is a US event and a lot of it is going to happen here. So that is something that we can look into. We're not familiar or we don't have any, you know, ins on that. So, you know, we'll poke around. But those are the two major opportunities that we are tracking are the census and the LA 2028. We're also tracking opportunities like the GSA Alliant 3, also the NSA Super 6, which with, you know, $1 billion ceilings. And so we're making good progress those two, we're responding to, you know, requests for proposals and looking to get on ramped with those two big contracts.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay. And last question maybe for Bob. It looks like capital spending spiked up quite a bit in the first quarter versus a year ago. And you ended the year with a bit of a spike up. What's – what are you spending the money on and how much longer is that likely to continue?

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

Well, we're – one reason it spiked up, this was pretty well getting last year. I think it was, you know, a little below our run rate. But what we're spending primarily on, I would consider to be called compliance type software and

tools to, you know, facilitate the audits on our systems and, you know, upgrades to security, a little bit of post-quantum capabilities that we're starting to look into.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

What's a good run rate number on an annual basis for the company?

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

In terms of CapEx?

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Yeah.

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

We've initially think – thought it was about $250,000, but we are relooking at that now because some of these requirements are kind of happening as we speak. So, you know, I hate to give you the vague answer there, but it's a, like I said, this whole post-quantum drive on the management side may have some costs associated with it, but that's not [indiscernible] (01:00:01)

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay.

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

I'm sorry, Barry. A lot of that is not capitalized but some is. So it's kind of a mixed bag.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. And Barry, it's good news and bad news kind of thing here that, you know, our, you know, some of our investment will have to go up as well. And that's due to, you know, our market cap improving. And once we get to a certain threshold, we will become in an accelerated filer, which comes along with, you know, a few more reporting requirements. And we may have to make some investments into our finance and accounting systems as well as our cybersecurity, you know, systems in order to be able to meet some of the requirements. And so – and, you know, it's been – the SEC has lately, you know, put additional cybersecurity requirements such as a continuous evaluation. And I believe it's called CE and there are certain other, you know, requirements that they're putting on us that we may have to spend. So we'll see a little bit of a tick up...

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

Yeah.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

...but I don't think it's going to be a material amount.

Barry M. Sine
Analyst, Litchfield Hills Research LLC

Q

Okay. Those are my questions. Thank you for taking them all.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Thank you, Barry. Thank you for those questions.

Operator: [Operator Instructions] Your next question for today is from Casey Ryan with AmerX.

Casey C. Ryan
Analyst, AmerX

Q

Hi, everybody.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Hi, Casey.

Casey C. Ryan
Analyst, AmerX

Q

Good quarterly update. Hi. Yeah, a lot of good questions have been covered and topics, so I just have one question on managed services. I think you guys called out 34% gross margin in the quarter, which is pretty consistent within a band of, you know, kind of up and down 4 percentage points off that over the recent quarters. With your DaaS service and your IT as a Service, do you think those revenues, you know, represent higher gross margins than the sort of, you know, mid-30% that we've seen from managed services in the past?

Robert J. George
Chief Financial Officer, WidePoint Corp.

A

Yeah, we are forecasting higher than that in terms of the opportunities we have in our pipeline, you know, some of the smaller ones we are doing now. There are not necessarily worth mentioning but they've got healthy, healthy margins.

Casey C. Ryan
Analyst, AmerX

Q

Okay.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Hey, Casey, this is Jin again. And...

Casey C. Ryan
Analyst, AmerX

Q

Yeah.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

...in terms of what our goal is, is that, you know, if you combine all of our, you know, revenue streams together, where our goal is to get that to 50% plus. And I think we're making good progress on that, especially with our SaaS revenue that's going to be, you know, 70% plus versus as well as our DaaS, which is we're forecasting to be 60% plus. And if and when we win the CWMS 3.0, there are, you know, built-in escalators in there as well. And so we're, as you know, there's it was a big increase in terms of inflation that has happened over the past four or five years. And we did have to adjust our prices. Yeah. And so, we should see improvements in, you know, our, our managed services revenue under that contract.

Casey C. Ryan
Analyst, AmerX

Q

Okay, great. Well yeah, I mean, as we get through the revenue shift, I think that margin...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah.

Casey C. Ryan
Analyst, AmerX

Q

...transformation is going to be really impactful and then good for the company. So that was my only question I thought of all the other good ones are. So thank you for the update today.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Casey.

Operator: At this time, this concludes our question-and -answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gateway-grp.com. I'd now like to turn the call back over to Mr. Jin Kang for closing remarks.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, Operator. We thank everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening.

Operator: Thank you for joining us today for WidePoint's first quarter 2026 conference call. You may now disconnect.